LYRIS, INC., REPORTS FOURTH QUARTER FISCAL 2011 RESULTS

COMPANY NAMES WOLFGANG MAASBERG INTERIM CHIEF FINANCIAL OFFICER

     (EMERYVILLE, CA), September 21, 2011—Lyris, Inc., (OTCBB: LYRI.OB), the global digital marketing expert, today reported results for the fourth quarter and all of fiscal 2011.

     For the quarter ended June 30, 2011, Lyris reported revenues of $9.6 million, compared to revenues of $11.2 million in the fourth quarter a year ago, and $10.1 million in the prior quarter.

     On a GAAP basis, the company reported a net loss of $2.8 million, or $0.02 per share, in the fourth quarter of 2011, compared with a net loss of $927,000, or $0.01 per share, in the fourth quarter of 2010. Included in the results for the fourth quarter of fiscal 2011 was a charge of $408,000 related to impairment of capitalized software.

     On a non-GAAP basis, Lyris reported a net loss of $1.5 million, or $0.01 per share, in the fourth quarter of 2011. This compares with a non-GAAP net loss of $79,000, or $0.00 per share, in the fourth quarter of 2010. The material components excluded from the non-GAAP net loss in the fourth quarter of 2011 were amortization of intangibles of $817,000, stock-based compensation expense of $208,000, other income of $183,000, and $440,000 due to a change in an accounting estimate related to the depreciation of information technology equipment. In the prior year, exclusions from non-GAAP net loss were amortization of intangibles of $940,000, and other losses of $6,000. Stock-based compensation in the fourth quarter of 2010 was income of $98,000 due to a year-end true up of prior quarters.

     The company said that adjusted EBITDA in the fourth quarter of fiscal 2011 was a negative $1.2 million, compared with positive $338,000 in the same period a year ago. Adjusted EBITDA is earnings before net interest expense, taxes, depreciation and amortization expense, non-cash stock-based compensation expense and other income or losses.

     A reconciliation between GAAP and non-GAAP net income and between GAAP net income and adjusted EBITDA can be found in this news release and at www.lyris.com.

     Lyris also announced that Wolfgang Maasberg, the company’s chief executive officer, will serve as interim chief financial officer due to the death of Keith Taylor, Lyris’ chief financial officer, in a traffic accident on Monday, September 19.

     “Keith was a tremendous asset to our company and we mourn his loss. Our thoughts and prayers are with Keith’s family and friends during this difficult time,” Maasberg stated.

     As announced yesterday, (Tuesday, September 20), the company has cancelled its fourth quarter earnings conference call in light of Mr. Taylor’s death.

     For all of fiscal 2011, Lyris reported revenues of $40.1 million compared to revenues of $44.2 million a year ago. On a GAAP basis, the company reported a net loss of $7.0 million, or $0.06 per share, in fiscal 2011, versus a net loss of $2.7 million, or $0.03 per share, in fiscal 2010. On a non-GAAP basis, the company reported a net loss of $3.6 million, or $0.03 per share, in fiscal 2011, compared with non-GAAP net income of $1.5 million, or $0.01 per diluted share, in fiscal 2010. Non-GAAP results in fiscal 2011 exclude amortization and impairment of intangibles of $2.7 million, stock-based compensation expense of $853,000, other income of $228,000, a $325,000 reversal of a balance sheet reserve and the $440,000 change in accounting estimate. In fiscal 2010, non-GAAP net income included amortization and impairment of intangibles of $3.8 million, stock-based compensation expense of $445,000 and other income of $36,000. Adjusted EBITDA for fiscal 2011 was a negative $1.9 million, versus a positive $3.2 million in fiscal 2010.

     “Our financial performance for the year reflects the continued decline in legacy subscription revenues, offset in part by growth in Lyris HQ revenues, which grew seven percent year-over-year. We have also continued to manage operating expenses and recently implemented a reduction in headcount to align our staffing needs with current revenues,” Maasberg said.

     “At the same time, we realized a number of important accomplishments in critical areas of the company, including product enhancement, market development and international expansion. Our Lyris HQ platform now includes mobility applications and a new user interface that enables our customers to realize increased productivity and workflow. In addition, the company has increased its presence in the sector through new sales, marketing and customer service initiatives,” he added.

     During the quarter, Lyris acquired a majority stake in Cogent Online PTY Ltd., its marketing partner in Australia. “With this transaction, we have increased our footprint in Asia Pacific and we believe it will enable us to accelerate our growth in the region, where we already have a significant presence. In addition, we have completed our first year in Latin America with a strong and growing client base. We also enhanced our presence in Europe with the launch of our French language version of Lyris HQ,” Maasberg said.

     “In fiscal 2012, we will continue to drive on these key initiatives, while also improving the operating efficiency of the company to position Lyris for an improved financial performance in the future,” he added.

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Non-GAAP Financial Measures

     In this release we use certain non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with United States generally accepted accounting principles (“GAAP”). A reconciliation between non-GAAP and GAAP measures can be found in the accompanying tables. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies.

     We believe the calculation of non-GAAP net income (loss) calculated without acquisition-related amortization charges, a non-cash stock-based compensation expense and certain other measure provides a meaningful comparison to our net income (loss) figures. Management does not consider these measures that are excluded to be related to the company’s ongoing core operating performance and therefore non-GAAP net income provides a basis for comparison of the company’s operating results across other periods and against other companies in our industry. We also believe that adjusted EBITDA, which we calculate as net income (loss) on a GAAP basis, less interest, taxes, depreciation, amortization, non-cash stock compensation expense and certain other financial measures, is an indicator of the company’s cash flows. This measure is commonly used by our lenders to assess our leverage capacity, debt service ability and liquidity. These non-GAAP measures have been reconciled to the nearest GAAP measure as required under the rules and regulations promulgated by the U.S. Securities and Exchange Commission.

About Lyris

     Lyris, Inc. is the global digital marketing expert, delivering the perfect blend of technology and industry knowledge to help businesses achieve value with their email marketing campaigns. Lyris’ high performance, secure and flexible email marketing platforms, Lyris HQ and Lyris ListManager (Lyris LM), optimize email efficiency by providing automated email delivery, robust segmentation and integrated social, mobile, search and analytics. The Lyris solutions portfolio is comprised of both in-the-cloud and on-premises email marketing solutions—Lyris HQ, Lyris LM—combined with customer-focused services and support. We understand the unique needs of companies and build solutions for marketers that deliver quantifiable ROI and true business value.

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Contacts:

Richard McDonald

Director, Investor Relations

Lyris, Inc.

(610) 688-3305

rmcdonald@lyris.com

or

Neal B. Rosen

Ruder-Finn

(415) 692-3058

rosenn@ruderfinn.com

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Lyris, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except for per share data)

	Three Months Ended
	June 30,
	2011	2010
Revenues:
Subscription revenue	$7,217	$8,495
Support and maintenance revenue	901	967
Professional services revenue	941	998
Software revenue	524	712
Total revenues	9,583	11,172
Cost of revenues:
Subscription, software and other services	5,544	5,084
Amortization of developed technology	152	440
Total cost of revenue	5,696	5,524
Gross profit	3,887	5,648
Operating expenses:
Sales & marketing	4,098	3,521
General and administrative	1,871	1,490
Research & development	267	905
Amortization of customer relationship and
trade names	257	500
Impairment of capitalized software	408	-
Total operating expenses	6,901	6,416
Loss from operations	(3,014)	(768)
Interest expense	(36)	(32)
Interest income	4	1
Other (expense) income	183	(6)
Loss from operations before income taxes	(2,863)	(805)
Income tax provision (benefit)	(107)	122
Net loss	$(2,756)	$(927)
Net loss per share basic and diluted	$(0.02)	$(0.01)
Weighted average shares outstanding used in
calculating net loss per share:
Basic and diluted	121,234	116,209

Lyris, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except for per share data)

	Twelve Months Ended
	June 30,
	2011	2010
Revenues:
Subscription revenue	$30,434	$33,883
Support and maintenance revenue	4,150	3,491
Professional services revenue	3,649	4,186
Software revenue	1,892	2,686
Total revenues	40,125	44,246
Cost of revenues:
Subscription, software and other services	19,890	18,880
Amortization of developed technology	815	1,752
Total cost of revenue	20,705	20,632
Gross profit	19,420	23,614
Operating expenses:
Sales & marketing	14,584	13,484
General and administrative	8,233	6,921
Research & development	2,032	3,246
Amortization of customer relationship and
trade names	1,449	1,999
Impairment of capitalized software	408	-
Total operating expenses	26,706	25,650
Loss from operations	(7,286)	(2,036)
Interest expense	(94)	(268)
Interest income	16	1
Other (expense) income	228	36
Loss from operations before income taxes	(7,136)	(2,267)
Income tax provision (benefit)	(161)	474
Net loss	$(6,975)	$(2,741)
Net loss per share basic and diluted	$(0.06)	$(0.03)
Weighted average shares outstanding used in
calculating net loss per share:
Basic and diluted	121,259	106,460

Lyris, Inc.
Reconciliation of Net Income to Non-GAAP Net Income
(Unaudited)
(in thousands, except for per share data)

	Three Months Ended
	June 30,
	2011	2010
Net loss	$(2,756)	$(927)
Stock-based compensation expense	208	(98)
Amortization and impairment of intangibles	817	940
Change in accounting estimate-depreciation	440
Other (income) expense	(183)	6

Non-GAAP net income (loss)	$(1,474)	$(79)

Net income (loss) per share basic and diluted	$(0.01)	$(0.00)

Shares used to compute net income per share:
Basic and diluted	121,234	116,209

Non-GAAP net income excludes stock-based compensation expense, amortization of intangibles and certain other financial measures. Management believes that non-GAAP net income provides useful, supplemental information to management and investors regarding the performance of the company’s business operations. Non-GAAP net income is not a measure determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) and is thus susceptible to varying calculations. As presented, this measure may not be comparable to similarly titled measures that other companies may disclose. Non-GAAP net income should not be considered in isolation or construed as a substitute for other measures of profitability prepared in accordance with GAAP for purposes of analyzing our financial performance or profitability. Non-GAAP net income should be considered in addition to, and not as a substitute or as superior measure to, net income, earnings per share or other measures of financial performance prepared in accordance with GAAP.

Lyris, Inc.
Reconciliation of Net Income to Non-GAAP Net Income
(Unaudited)
(in thousands, except for per share data)

	Twelve Months Ended
	June 30,
	2011	2010
Net loss	$(6,975)	(2,741)
Stock-based compensation expense	853	445
Amortization and impairment of intangibles	2,672	3,751
Reversal of balance sheet reserve	(325)	-
Change in accounting estimate-depreciation	440	-
Other (income) expense	(228)	36

Non-GAAP net income (loss)	$(3,563)	$1,491

Net income (loss) per share basic and diluted	$(0.03)	$0.01

Shares used to compute net income per share:
Basic and diluted	121,259	106,460

Non-GAAP net income excludes stock-based compensation expense, amortization of intangibles and certain other financial measures. Management believes that non-GAAP net income provides useful, supplemental information to management and investors regarding the performance of the company’s business operations. Non-GAAP net income is not a measure determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) and is thus susceptible to varying calculations. As presented, this measure may not be comparable to similarly titled measures that other companies may disclose. Non-GAAP net income should not be considered in isolation or construed as a substitute for other measures of profitability prepared in accordance with GAAP for purposes of analyzing our financial performance or profitability. Non-GAAP net income should be considered in addition to, and not as a substitute or as superior measure to, net income, earnings per share or other measures of financial performance prepared in accordance with GAAP.

Lyris, Inc.
Reconciliation of Net Income to Adjusted EBITDA
(Unaudited, in thousands)

	Three Months Ended
	June 30,
	2011	2010
Net loss	$(2,756)	$(927)
Interest (income) / expense, net	32	31
Income tax (benefit) / provision	(107)	122
Depreciation and amortization	1,567	1,204

Total EBITDA	(1,264)	430

Stock-based compensation expense	208	(98)
Other (income) expense	(183)	6

Total Adjusted EBITDA	$(1,239)	$338

Adjusted EBITDA is calculated as earnings before net interest expense, taxes, depreciation and amortization expense, stock-based compensation expense and certain other financial measures. Adjusted EBITDA is commonly used by our lenders to assess leverage capacity, debt service ability and liquidity, and the company uses adjusted EBITDA to evaluate financial performance and to award incentive compensation for certain employees, including our chief executive officer. We believe that adjusted EBITDA also provides useful measurements of liquidity and financial performance for our investors.

Lyris, Inc.
Reconciliation of Net Income to Adjusted EBITDA
(Unaudited, in thousands)

	Twelve Months Ended
	June 30,
	2011	2010
Net loss	$(6,975)	$(2,741)
Interest (income) / expense, net	78	268
Income tax (benefit) / provision	(161)	474
Depreciation and amortization	3,828	4,836

Total EBITDA	(3,230)	2,837

Stock-based compensation expense	853	445
Reorganization and severance expense	1,062	-
Reversal of balance sheet reserve	(325)	-
Other (income) expense	(228)	(36)

Total Adjusted EBITDA	$(1,868)	$3,246

Adjusted EBITDA is calculated as earnings before net interest expense, taxes, depreciation and amortization expense, stock-based compensation expense and certain other financial measures. Adjusted EBITDA is commonly used by our lenders to assess leverage capacity, debt service ability and liquidity, and the company uses adjusted EBITDA to evaluate financial performance and to award incentive compensation for certain employees, including our chief executive officer. We believe that adjusted EBITDA also provides useful measurements of liquidity and financial performance for our investors.